Exhibit 4.3

INVESTOR AGREEMENT

By and Between

JOHNSON & JOHNSON INNOVATION-JJDC, INC.

AND

TRACON PHARMACEUTICALS, INC.

Dated as of September 27, 2016

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Table of Contents

(continued)

		Page
6.13.	No Strict Construction	21
6.14.	Remedies	21
6.15.	Specific Performance	21
6.16.	No Conflicting Agreements	21
6.17.	Use of Proceeds	22
6.18.	Publicity	22
6.19.	Limitation of Liability	22

Exhibit A - Notices

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INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT (this “Agreement”) is made as of September 27, 2016, by and among Johnson & Johnson Innovation-JJDC, Inc., a New Jersey corporation (“Investor”), with its principal place of business at 410 George Street, New Brunswick, New Jersey 08901 and TRACON Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with its principal place of business at 8910 University Center Lane, Suite 700, San Diego, California 92122.

WHEREAS, the Stock Purchase Agreement, dated as of the date hereof, by and between the Investor and the Company (the “Purchase Agreement”) provides for the issuance and sale by the Company to the Investor, and the purchase by the Investor, of a number of shares (such shares, the “Purchased Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and

WHEREAS, as a condition to consummating the transactions contemplated by the Purchase Agreement, the Investor and the Company have agreed upon certain rights and restrictions as set forth herein with respect to the Purchased Shares and other securities of the Company beneficially owned by the Investor and its Affiliates, and it is a condition to the closing under the Purchase Agreement that this Agreement be executed and delivered by the Investor and the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.   As used in this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person; provided that with respect to the Investor, “Affiliate” shall mean only the Investor’s subsidiaries that are wholly-owned directly or indirectly, by the Investor and any Person that wholly-owns, directly or indirectly, the Investor; provided further, that with respect to the Investor, the term “Affiliate” shall not include any employee benefit plan of the Investor.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met:  (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

(b) “Agreement” shall have the meaning set forth in the Preamble to this Agreement, including all Exhibits attached hereto.

(c) “Beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act (i) assuming the full conversion into, and exercise and exchange for, shares of Common Stock of all Common Stock Equivalents beneficially owned by such Person and (ii) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.

(d) “Business Day” shall mean a weekday on which banking institutions in the United States are generally open for business.

(e) “Change of Control” shall occur if:  (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of the Company, or if the percentage ownership of such person or entity in the voting securities of the Company is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of the Company; (b) a merger, consolidation, recapitalization, or reorganization of the Company is consummated, other than any such transaction, which would result in stockholders or equity holders of the Company immediately prior to such transaction, owning at least fifty percent (50%) of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the stockholders or equity holders of the Company approve a plan of complete liquidation of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than pursuant to the transaction described above or to an Affiliate; (d) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was recommended or approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company); or (e) the sale or transfer to a Third Party of all or substantially all of the Company’s assets taken as a whole is effected.

(f) “Closing Date” shall have the meaning set forth in the Purchase Agreement.

(g) “Common Stock” shall have the meaning set forth in the Preamble to this Agreement.

(h) “Common Stock Equivalents” shall mean any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock or any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of, or voting or other rights of, the Common Stock.

(i) “Company” shall have the meaning set forth in the Preamble to this Agreement.

(j) “Demand Request” shall have the meaning set forth in Section 2.1.

(k) “Disposition” or “Dispose of” shall mean any (i) pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Common Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(m) “Filing Date” shall mean (i) with respect to any Registration Statement to be filed on Form S-1 (or any applicable successor form), sixty (60) days after receipt by the Company of a Demand Request for such Registration Statement and (ii) with respect to any Registration Statement to be filed on Form S-3 (or any applicable successor form), fifteen (15) Business Days after receipt by the Company of a Demand Request for such Registration Statement.

(n) “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

(o) “Holders” shall mean (but, in each case, only to the extent such Person holds Registrable Securities) the Investor and any Permitted Transferee thereof, if any, in accordance with Section 2.13.

(p) “Initiating Holders” shall have the meaning set forth in Section 2.4.

(q) “Interference” shall have the meaning set forth in Section 2.6.

(r) “Investor” shall have the meaning set forth in the Preamble to this Agreement.

(s) “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

(t) “License Agreement” shall mean that certain License and Option Agreement, of even date herewith, between an Affiliate of the Investor and the Company.

(u) “Lock-Up Securities” shall have the meaning set forth in Section 4.1.

(v) “Lock-Up Term” shall mean the period from and after the date of this Agreement until the occurrence of any event set forth in Section 5.3.

(w) “Modified Clause” shall have the meaning set forth in Section 6.7.

(x) “Permitted Transferee” shall mean (i) a controlled Affiliate of the Investor that is wholly owned, directly or indirectly, by the Investor, or (ii) a controlling Affiliate of the Investor (or any controlled Affiliate of such controlling Affiliate) that wholly owns, directly or indirectly, the Investor, or the acquiring Person in the case of a Change of Control of the Investor; it being understood that for purposes of this definition “wholly owned” shall mean an Affiliate in which the Investor owns, or an Affiliate that owns, as applicable, directly or indirectly, at least ninety-nine percent (99%) of the outstanding capital stock of such Affiliate or the Investor, as applicable.

(y) “Person” shall mean any individual, limited liability company, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

(z) “Prospectus” shall mean the prospectus forming a part of any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all amendments (including post-effective amendments) and including all material incorporated by reference or explicitly deemed to be incorporated by reference in such prospectus.

(aa) “Purchase Agreement” shall have the meaning set forth in the Preamble to this Agreement, and shall include all Exhibits attached thereto.

(bb) “Purchased Shares” shall have the meaning set forth in the Preamble to this Agreement, and shall be adjusted for (i) any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Purchased Shares.

(cc) “registers,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.

(dd) “Registrable Securities” shall mean (i) the Purchased Shares, together with any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares of Common Stock described in clause (i) of this definition, excluding in all cases, however, (A) any Registrable Securities if and after they have been transferred to a Permitted Transferee in a transaction in connection with which registration rights granted hereunder are not assigned, (B) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (C) any Registrable Securities eligible for resale pursuant to Rule 144(b)(1) under the Securities Act.

(ee) “Registration Expenses” shall mean all expenses incurred by the Company in connection with any Required Registration pursuant to Section 2.1 or Company’s compliance with Section 2.8, including, without limitation, all registration and filing fees, fees and expenses of the Company to comply with securities or blue sky Laws (including reasonable fees and disbursements of counsel to the Company in connection with blue sky qualifications) or any Registrable Securities), expenses of printing (i) certificates for any Registrable Securities in a form eligible for deposit with the Depository Trust Company or (ii) Prospectuses if the printing of Prospectuses is reasonably requested by Holders, messenger and delivery expenses, fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any management review, cold comfort letters or any special audits required by or incident to such performance and compliance), Securities Act liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, fees and expenses of other Persons retained by the Company and the reasonable fees and expenses (such fees and expenses not to exceed $25,000) of one (1) counsel for the Holders of Registrable Securities in each Required Registration, selected by the Holders of a majority of the Registrable Securities to be included in such Required Registration, related to the preparation, filing and effectiveness of the related Registration Statement.  In addition, the Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Purchased Shares to be registered on each securities exchange, if any, on which the Common Stock is then listed or the quotation of the Purchased Shares to be registered on any national securities exchange on which the Common Stock is then quoted.

(ff) “Registration Notice” shall have the meaning set forth in Section 2.3(a).

(gg) “Registration Notice Period” shall have the meaning set forth in Section 2.3(a).

(hh) “Registration Rights Term” shall mean the period from and after the expiration of the Lock-Up Term until the occurrence of any event set forth in Section 5.1.

(ii) “Registration Statement” shall mean any registration statement filed by the Company under the Securities Act pursuant to the provisions of this Agreement that covers the resale of any of the Registrable Securities, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), and all exhibits and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such Registration Statement.

(jj) “Required Period” with respect to a Required Registration shall mean the earlier of (i) the date on which all Registrable Securities covered by such Required Registration are sold pursuant thereto and (ii) ninety (90) days following the first day of effectiveness of the Registration Statement for such Required Registration, in each case subject to extension as set forth herein; provided, however, that in no event will the Required Period expire prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder; provided, further, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such ninety (90) day period shall be extended, if necessary, to keep the Registration Statement effective until the earlier of (A) such time as all such Registrable Securities registered on such Registration Statement are sold, (B) all such Registrable Securities on such Registration Statement no longer qualify as Registrable Securities, or (C) three (3) years after the effective date of such Registration Statement.

(kk) “Required Registration” shall have the meaning set forth in Section 2.1.

(ll) “SEC” shall mean the United States Securities and Exchange Commission.

(mm) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(nn) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

(oo) “Shares of Then Outstanding Common Stock” shall mean, at the time of determination, the issued and outstanding shares of Common Stock at such time, as well as all capital stock issued and outstanding as a result of any stock split, stock dividend or reclassification of Common Stock distributable (without any further action by the Company’s board of directors or stockholders), on a pro rata basis, to all holders of Common Stock.

(pp) “Shelf Registration Statement” shall have the meaning set forth in Section 2.1.

(qq) “Standstill Parties” shall have the meaning set forth in Section 3.1.

(rr) “Standstill Term” shall mean the period from and after the date of this Agreement until the occurrence of any event set forth in Section 5.2.

(ss) “Third Party” shall mean any Person (other than a Governmental Authority) other than the Investor, the Company or any of their respective Affiliates.

(tt) “Underwritten Offering” shall mean a registered offering in which Registrable Securities are sold to an underwriter for reoffering to the public.

(uu) “Violation” shall have the meaning set forth in Section 2.11(a).

2. Registration Rights.

2.1. Required Registration.   If, during the Registration Rights Term (or prior to the Registration Rights Term in the event the filing of a Registration Statement will not occur or be required to occur until the Registration Rights Term has begun), the Company receives from any Holder or Holders holding a majority of the then-outstanding Registrable Securities a written request or requests (each, a “Demand Request”) that the Company file a Registration Statement under the Securities Act to effect the registration (a “Required Registration”) of Registrable Securities for resale, the Company shall use reasonable efforts to file a Registration Statement covering such Holders’ Registrable Securities for resale as soon as practicable (and by the applicable Filing Date) and shall use reasonable efforts to, as soon as practicable thereafter, effect the registration of the Registrable Securities to permit or facilitate the sale and distribution (including by way of an Underwritten Offering; a delayed or continuous offering or a shelf registration statement (a “Shelf Registration Statement”) pursuant to Rule 415 of the Securities Act; or other customary means reasonable requested by the applicable Holders) of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such Demand Request, subject however, to the conditions and limitations set forth herein; provided, however, that the Company shall not be obligated to effect any registration of Registrable Securities upon receipt of a Demand Request pursuant to this Section 2.1 if:

(a) the Company has already completed two (2) Required Registrations;

(b) a Registration Statement registering all Registrable Securities subject to such Demand Request is already effective or was previously declared effective and kept effective for the Required Period;

(c) the Company furnishes to the Holders a certificate signed by an authorized officer of the Company stating that (i) within sixty (60) days of receipt of the Demand Request under this Section 2.1, the Company expects to file a registration statement for the public offering of securities for the account of the Company (other than a registration of securities (x) issuable pursuant to an employee stock option, stock purchase or similar plan, (y) issuable pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act or (z) in which the only securities being registered are securities issuable upon conversion of debt securities which are also being registered), provided, that the Company is actively employing good faith efforts to cause such registration statement to become effective, or (ii) the Company is engaged in a material transaction or has an undisclosed material corporate development, in either case, which would be required to be disclosed in the Registration Statement, and in the good faith judgment of the Company’s Chief Executive Officer, such disclosure would be materially detrimental to the Company and its stockholders at such time (in which case, the Company shall disclose the matter as promptly as practicable after such conditions no longer exist and thereafter file the Registration Statement, and each Holder agrees not to disclose any information about such material transaction to Third Parties until such disclosure has occurred or such information has entered the public domain other than through breach of any confidentiality obligation by such Holder); provided, however, that the Company shall have the right to defer the filing of the Registration Statement pursuant to this subsection for a period of more than ninety (90) days in the aggregate during any twelve-month period;

(d) the Company has, within the twelve (12) month period preceding the date of the Demand Request, already effected one (1) Required Registration for any Holder pursuant to this Section 2.1;

(e) the Company is prohibited from filing a Registration Statement because of contractual obligations owed to an underwriter participating in an offering of securities by the Company; provided, however, that the Company shall have the right to defer the filing of the Registration Statement pursuant to this subsection for no more than the lesser of ninety (90) days from the date of the Demand Request or the Business Day after the date such contractual prohibition lapses; or

(f) at any time during the period between the Company’s receipt of the Demand Request and the completion of the Required Registration, any Holder is in breach of or has failed to cause its Affiliates to comply with the obligations and restrictions of Sections 3 or 4 of this Agreement, the Company has provided notice of such breach to a Holder and such breach or failure is ongoing and has not been remedied; it being understood that (i) a one-time, inadvertent and de minimis breach of Section 4 shall not be deemed to be a breach of the obligations and restrictions under Section 4 for purposes of this Section 2.1(d) and (ii) an inadvertent and de minimis breach of Section 3.1(a) hereof, or an inadvertent breach of Section 3.1(g) hereof arising solely from informal discussions covering general corporate or other business matters the purpose of which is not intended to effectuate or lead to any of the actions referred to in paragraphs (a) through (f) of Section 3.1, shall not be deemed to be a breach of the obligations and restrictions under Section 3.1 for purposes of this Section 2.1(d).

2.2. [Reserved].

2.3. [Reserved].

2.4. [Reserved].

2.5. Revocation of Required Registration.   With respect to one (1) Required Registration only, the Holders of at least a majority of the Registrable Securities to be included in a Registration Statement with respect to such Required Registration may, at any time prior to the effective date of such Registration Statement, on behalf of all Holders of all Registrable Securities requested to be included therein, revoke the request to have Registrable Securities included therein and revoke the request for such Required Registration by providing a written notice to the Company, in which case such Required Registration that has been revoked will be deemed not to have been effected and will not count as a Required Registration for purposes of Section 2.1 (i) if, and only if, the Holders of Registrable Securities which had requested inclusion of Registrable Securities in such Required Registration promptly reimburse the Company for all Registration Expenses incurred by the Company in connection with such Required Registration.  Notwithstanding the foregoing sentence, the parties agree and acknowledge that the Holders of a majority of the Registrable Securities requested to be included in such Required Registration, may revoke any Required Registration (without any obligation to reimburse the Company for

Registration Expenses incurred in connection therewith) if such revocation is based on (i) a material adverse change in circumstances with respect to the Company and its subsidiaries, taken as a whole, caused by an act or failure to act by the Company or any of its subsidiaries and not known to any Holder at the time the Required Registration was first made or (ii) the Company’s failure to comply in any material respect with its obligations hereunder and any such revocation based on an event described in (i) or (ii) shall be exercisable at any time prior to the effective date of the applicable Registration Statement and shall not be counted as the one (1) revocation of a Required Registration permitted by the first sentence of this Section 2.5.

2.6. Effective Required Registrations.   A Required Registration will not be deemed to be effected for purposes of Section 2.1(a) if the Registration Statement for such Required Registration has (a) not been declared effective by the SEC or (b) become effective in accordance with the Securities Act and the rules and regulations thereunder and not been kept effective for the Required Period.  In addition, if after such Registration Statement has been declared or becomes effective, (i) the offering of Registrable Securities pursuant to such Registration Statement is interfered with by any stop order, injunction, or other order or requirement of the SEC or other governmental agency or court such that the continued offer and sale of Registrable Securities being offered pursuant to such Registration Statement would violate applicable Law and such stop order, injunction or other order or requirement of the SEC or other governmental agency or court does not result from any act or omission of any Holder whose Registrable Securities are registered pursuant to such Registration Statement (an “Interference”) and (ii) any such Interference is not cured within ninety (90) days thereof, such Required Registration will be deemed not to have been effected and will not count as a Required Registration.  In the event such Interference occurs and is cured, the Required Period relating to such Registration Statement will be extended by the number of days of such Interference, including the date such Interference is cured.

2.7. Continuous Effectiveness of Registration Statement.   The Company will use reasonable efforts to cause each Registration Statement filed pursuant to this Section 2 to be declared effective by the SEC or to become effective under the Securities Act as promptly as practicable and to keep each such Registration Statement that has been declared or becomes effective continuously effective for the Required Period.

2.8. Obligations of the Company.   Whenever required under Section 2.1 to effect the registration of any Registrable Securities, the Company shall, as promptly as practicable:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities sought to be included therein; provided that at least five (5) Business Days prior to filing any Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and any managing underwriter copies of all such documents proposed to be filed, and any such Holder shall have the opportunity to comment on any information pertaining solely to such Holder and its plan of distribution that is contained therein and the Company shall make the corrections reasonably requested by such Holder or the managing underwriter with respect to such information prior to filing any such Registration Statement or amendment;

(b) prepare and file with the SEC such amendments and post-effective amendments to any Registration Statement and any Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Required Period, and cause the Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement for the Required Period; provided that at least five (5) Business Days prior to filing any such amendments and post-effective amendments or supplements thereto that modify any information pertaining solely to such Holder and its plan of distribution, the Company shall furnish to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriter copies of all such documents proposed to be filed, and any such Holder or managing underwriter shall have the opportunity to comment on any information pertaining solely to such Holder and its plan of distribution that is contained therein and the Company shall make the corrections reasonably requested by such Holder and the managing underwriter with respect to such information prior to filing any such amendment, post-effective amendment or supplement to any such Registration Statement;

(c) furnish to the Holders of Registrable Securities covered by such Registration Statement and any managing underwriter such numbers of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus or free writing prospectus prepared by the Company) in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) notify the Holders of Registrable Securities covered by such Registration Statement, promptly after the Company shall have received notice thereof, of the time when such Registration Statement becomes or is declared effective or when any amendment or supplement or any Prospectus forming a part of such Registration Statement has been filed, other than reports or schedules filed with the SEC which are automatically incorporated by reference in such Registration Statement or Prospectus;

(e) notify the Holders of Registrable Securities covered by such Registration Statement promptly of any request by the SEC for the amending or supplementing of such Registration Statement or Prospectus or for additional information pertaining to the offer of Registrable Securities under such Registration Statement and promptly deliver to such Holders copies of any such comments received from the SEC;

(f) notify the Holders promptly of any stop order suspending the effectiveness of such Registration Statement or Prospectus or the initiation of any proceedings for that purpose, and use reasonable efforts to obtain the withdrawal of any such order or the termination of such proceedings;

(g) use reasonable efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky Laws of such jurisdictions within the United States as shall be reasonably requested by the Holders, use reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the Required Period, and notify the Holders of Registrable Securities covered by such Registration Statement of the receipt of any written notification with respect to any suspension of any such registration or qualification; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(h) promptly notify each Holder of Registrable Securities covered by such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in such Registration Statement or any offering memorandum or other document includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the circumstances then existing.  Upon receiving such notice, each Holder of Registrable Securities covered by such Registration Statement shall immediately cease any offer or sales of such Registrable Securities under such Registration Statement as well as any further delivery of the Prospectus related thereto until such time as the Company notifies such Holder that the Registration Statement and Prospectus have been supplemented or amended so as to not contain any untrue statement of material fact or omit to state any fact necessary to make the statements therein not misleading.  After delivering a notice pursuant to this paragraph, the Company agrees to promptly prepare a supplement or amendment to such Prospectus or file any other required document so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of material fact or omit to state any fact necessary to make the statements therein not misleading; provided, however, that if the Company’s Chief Executive Officer determines in good faith that the public disclosure of certain information necessary to so amend or supplement the Prospectus would be materially detrimental to the Company and its stockholders at such time, then the Company may delay the preparation and filing of such supplement or amendment until the earlier of the time such conditions no longer exist and 60 days following the delivery of the original notice pursuant to this paragraph;

(i) permit any Holder of Registrable Securities covered by such Registration Statement, which Holder in its reasonable judgment would be deemed to be an underwriter with respect to an Underwritten Offering pursuant to which such Registrable Securities are being offered, or to be a controlling Person of the Company, to reasonably participate in the preparation of such Registration Statement and to require the insertion therein of information to the extent concerning such Holder, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(j) use reasonable efforts to comply with all applicable rules and regulations of the SEC relating to such registration and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act, provided that the Company will be deemed to have complied with this Section 2.8(j) with respect to such earning statements if it has satisfied the provisions of Rule 158 under the Securities Act;

(k) if requested by a managing underwriter or any selling Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information the managing underwriter or any selling Holder reasonably requests to be included therein, with respect to the Registrable Securities being sold by such selling Holder, including, without limitation, the purchase price being paid therefor by the underwriters and with respect to any terms of the Underwritten Offering of Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(l) cause the Registrable Securities covered by such Registration Statement to be listed on each securities exchange, if any, on which the Common Stock is then listed; and

(m) reasonably cooperate with each selling Holder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with filings required to be made with the Financial Industry Regulatory Authority, Inc., if any.

2.9. Furnish Information.   It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself and the Registrable Securities held by it as shall be reasonably necessary to effect the registration of such Holder’s Registrable Securities.

2.10. Expenses.   Except as specifically provided herein, all Registration Expenses shall be borne by the Company.  Each Holder shall bear its own Selling Expenses incurred in connection with any registration or sale of Registrable Securities hereunder.

2.11. Indemnification.   In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a) The Company shall indemnify and hold harmless each Holder including Registrable Securities in any such Registration Statement, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, against any and all losses, claims, damages or liabilities (joint or several) to which they may become subject under any securities Laws including, without limitation, the Securities Act, the Exchange Act, or any other statute or common law of the United States or any other country or political subdivision thereof, or otherwise, including the amount paid in settlement of any litigation commenced or threatened (including any amounts paid pursuant to or in settlement of claims made under the indemnification or contribution provisions of any underwriting or similar agreement entered into by such Holder in connection with any offering or sale of securities covered by this Agreement), and shall promptly reimburse them, as and when incurred, for any reasonable legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”):   (i) any untrue statement or alleged untrue statement of a

material fact contained in or incorporated by reference into such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any free writing prospectus authorized by the Company or any amendments or supplements thereto, or in any offering memorandum or other offering document authorized by the Company relating to the offering and sale of such securities, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company (or any of its agents or Affiliates, excluding any Holder) of the Securities Act, the Exchange Act, any state securities Law or any rule or regulation promulgated thereunder; provided, however, the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it (A) arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder; or (B) is caused by such Holder’s disposition of Registrable Securities during any period which such Holder is obligated to discontinue any disposition of Registrable Securities as a result of Section 2.8(h) or any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Securities of which such Holder has received written notice, but only following receipt of such notice.  The Company shall pay, as incurred, any legal or other expenses reasonably incurred by any Person entitled to be indemnified pursuant to this Section 2.11(a), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without consent of the Company, which consent shall not be unreasonably withheld.

(b) Each Holder including Registrable Securities in a registration statement shall indemnify and hold harmless the Company, each of its directors, each of its officers, each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under liabilities (or actions in respect thereto) which arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation:  (i) arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder; or (ii) is caused by such Holder’s disposition of Registrable Securities during any period which such Holder is obligated to discontinue any disposition of Registrable Securities as a result of Section 2.8(h) or any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Securities of which such Holder has received written notice.  Each such Holder shall pay, as incurred, any legal or other expenses reasonably incurred by any Person entitled to be indemnified pursuant to this Section 2.11(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without consent of the Holder, which consent shall not be unreasonably withheld.

(c) Promptly after receipt by an indemnified party under this Section 2.11 of notice of the commencement of any action (including any action by a Governmental Authority), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.11, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel, with reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or reasonably likely differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.11, but the omission so to deliver written notice to the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.11.

(d) In order to provide for just and equitable contribution to joint liability in any case in which a claim for indemnification is made pursuant to this Section 2.11 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.11 provided for indemnification in such case, the Company and each Holder of Registrable Securities shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in proportion to the relative fault of the Company, on the one hand, and such Holder, severally, on the other hand; provided, however, that in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided, further, however, that in no event shall any contribution under this Section 2.11(d) on the part of any Holder exceed the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such contribution obligation, except in the case of willful misconduct or fraud by such Holder.

(e) The obligations of the Company and the Holders under this Section 2.11 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement and otherwise.

2.12. SEC Reports.   With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell Registrable Securities of the Company to the public without registration or pursuant to a registration on Form S-3, for so long as any Holder owns Purchased Shares, the Company agrees to:

(a) make and keep available adequate current public information, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) use its reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Holder, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested by any Holder to comply with any rule or regulation of the SEC (exclusive of Rule 144A under the Securities Act) which permits the selling of any Purchased Shares without registration or pursuant to Form S-3.

2.13. Assignment of Registration Rights.   The rights to cause the Company to register any Registrable Securities pursuant to this Agreement may be assigned in whole or in part (but only subject to all restrictions and obligations set forth in this Agreement) by a Holder to a Permitted Transferee which acquires at least 1,000,000 Registrable Securities (subject to adjustment in the event of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization) from such Holder; provided, however, (a) such Holder shall, within five (5) days prior to such transfer, furnish to the Company written notice of the name and address of such Permitted Transferee, details of its status as a Permitted Transferee and details of the Registrable Securities with respect to which such registration rights are being assigned, (b) the Permitted Transferee, prior to or simultaneously with such transfer or assignment, shall agree in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement and (c) in the case of a partial assignment, the Investor shall continue to be bound by all restrictions and obligations set forth in this Agreement.

3. Restrictions on Beneficial Ownership.

3.1. Standstill.  During the Standstill Term neither the Investor nor any of its Affiliates (collectively, the “Standstill Parties”) shall (and the Investor shall cause its Affiliates not to), except as expressly approved or invited in writing by the Company:

(a) directly or indirectly, acquire beneficial ownership of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents, or make a tender, exchange or other offer to acquire Shares of Then Outstanding Common Stock and/or Common Stock Equivalents; provided, however, that notwithstanding the provisions of this Section 3.1(a), if the number of shares constituting Shares of Then Outstanding Common Stock is reduced or if the aggregate ownership of the Standstill Parties is increased as a result of (i) the participation in any offering by the Company of any securities or (ii) a repurchase by the Company of Shares of Then Outstanding Common Stock, a stock split, a stock dividend or a recapitalization of the Company, the Standstill Parties shall not be required to dispose of any of their holdings of Shares of Then Outstanding Common Stock even though such action resulted in the Standstill Parties’ beneficial ownership increasing;

(b) directly or indirectly, seek to have called any meeting of the stockholders of the Company, propose or nominate for election to the Company’s Board of Directors any person whose nomination has not been approved by a majority of the Company’s

Board of Directors or cause to be voted any Shares of Then Outstanding Common Stock in favor of such person for election to the Company’s Board of Directors;

(c) directly or indirectly, solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) without the prior written consent of, or in opposition to the recommendation of, the Company’s Board of Directors with respect to any matter, or seek to advise or influence any Person, with respect to voting of any Shares of Then Outstanding Common Stock of the Company;

(d) deposit any Shares of Then Outstanding Common Stock in a voting trust or subject any Shares of Then Outstanding Common Stock to any arrangement or agreement with respect to the voting of such Shares of Then Outstanding Common Stock;

(e) publicly propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transaction involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company;

(f) act in concert with any Third Party to take any action in clauses (a) through (e) above, or form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” within the meaning of Section 13(d)(3) of the Exchange Act; or

(g) enter into discussions, negotiations, arrangements or agreements with any Third Party relating to the foregoing actions referred to in (a) through (e) above; provided, however, that (A) nothing contained in this Section 3.1 shall prohibit the Investor from making confidential, non-public proposals to, or entering into confidential, non-public discussions, negotiations, arrangements or agreements with, the Company and with Third Parties with the express prior authorization of the Company (provided that no such proposals, discussions, negotiations, arrangements or agreements would reasonably be expected to require the Company or any Third Party to be required to publicly disclose the same), which the Investor or any Affiliate may request in a confidential, non-public manner, regarding a transaction or matter of the type described in the foregoing clauses (a) through (f); (B) nothing in the foregoing clause (b) shall prohibit the Investor from inquiring of the Company’s Nominating and Corporate Governance Committee (and not pursuant to the advance notice provisions set forth in the Company’s bylaws), in a confidential, non-public manner, whether the Company would be interested in receiving potential director candidates for consideration by the Company’s Nominating and Corporate Governance Committee, which candidates the Investor believes would be in the best interest of the Company and its stockholders; and (C) nothing contained in this Section 3.1 prohibits the Investor or its Affiliates from acquiring a company or business that owns Shares of Then Outstanding Common Stock and/or Common Stock Equivalents provided that any such securities of the Company so acquired will be subject to the provisions of this Section 3.

4. Restrictions on Dispositions.

4.1. Lock-Up.   During the Lock-Up Term, without the prior approval of the Company, the Investor shall not, and shall cause its Affiliates not to, Dispose of (x) any of the Purchased Shares, together with any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization, and (y) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares of Common Stock described in clause (x) of this sentence (collectively, the “Lock-Up Securities”); provided, however, that the foregoing shall not prohibit the Investor from (A) transferring Lock-Up Securities to a Permitted Transferee, provided that any Lock-Up Securities so transferred will be subject to the provisions of this Section 4, or (B) Disposing of any Lock-Up Securities in order to reduce the beneficial ownership of the Standstill Parties to 19.9%, or such lesser percentage as advised in good faith and in writing by the Investor’s certified public accountants that would be necessary pursuant to applicable accounting rules and guidelines so as to not require the Investor to include in its financial statements its portion of the Company’s financial results, of the Shares of Then Outstanding Common Stock.

4.2. Certain Tender Offers.   Notwithstanding any other provision of this Section 4, this Section 4 shall not prohibit or restrict any Disposition of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents by the Standstill Parties into (a) a tender offer by a Third Party which is not opposed by the Company’s Board of Directors (but only after the Company’s filing of a Schedule 14D-9, or any amendment thereto, with the SEC disclosing the recommendation of the Company’s Board of Directors with respect to such tender offer) or (b) an issuer tender offer by the Company.

5. Termination of Certain Rights and Obligations.

5.1. Termination of Registration Rights Term.   Except for Section 2.11, which shall survive until the expiration of any applicable statutes of limitation, Section 2 shall terminate automatically and have no further force or effect upon the earliest to occur of:

(a) the third (3rd) anniversary of the expiration of the Lock-Up Term;

(b) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act;

(c) the date on which the then-outstanding Registrable Securities constitute less than 1% of the Shares of Then Outstanding Common Stock; and

(d) a liquidation or dissolution of the Company.

5.2. Termination of Standstill Term.   Section 3 shall terminate automatically and have no further force or effect, upon the earliest to occur of:

(a) the date twelve (12) months after the Closing Date;

(b) provided that none of the Standstill Parties has materially violated Section 3.1, the date on which a Third Party publicly announces a tender, exchange or other offer  for the Company’s Common Stock or proposal that, if consummated, would result in a Change of Control of the Company;

(c) the date that the Company enters into a letter of intent relating to a Change of Control of the Company, publicly announces its intent to do so or publicly announces that it is pursuing a transaction that would reasonably be expected to result in a Change of Control of the Company;

(d) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act; and

(e) a liquidation or dissolution of the Company;

provided, however, that if Section 3 terminates due to clauses (b) or (c) above and such agreement, tender, exchange or other offer, as applicable, is abandoned and no other similar transaction by a Third Party has been publicly announced and not abandoned or terminated, the restrictions contained in Section 3 shall again be applicable until otherwise terminated pursuant to this Section 5.2.

5.3. Termination of Lock-Up Term.   Section 4 shall terminate automatically and have no further force or effect upon the earliest to occur of:

(a) the date twelve (12) months after the Closing Date;

(b) the expiration or earlier valid termination of the License Agreement;

(c) immediately prior to the consummation of a Change of Control of the Company;

(d) the later of the date that is 6 months after the Closing Date and the date on which the Investor and any Permitted Transferees together beneficially own less than five percent (5%) of the Shares of Then Outstanding Common Stock; provided that the Holder does not make any public filing or announcement regarding a transfer of Lock-Up Securities except as required by Law;

(e) a liquidation or dissolution of the Company; and

(f) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act.

5.4. Effect of Termination.   No termination pursuant to any of Sections 5.1, 5.2 or 5.3 shall relieve any of the parties (or the Permitted Transferee, if any) for liability for breach of or default under any of their respective obligations or restrictions under any terminated provision of this Agreement, which breach or default arose out of events or circumstances occurring or existing prior to the date of such termination.

6. Miscellaneous.

6.1. Governing Law; Submission to Jurisdiction.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.  Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts.  The parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 6.3 or in such other manner as may be permitted by law, shall be valid and sufficient thereof.

6.2. Waiver.   Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision.  No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

6.3. Notices.   All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit A attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by facsimile transmission or electronic mail, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid.  Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile or electronic mail (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission).  Any party may change its address by giving notice to the other parties in the manner provided above.

6.4. Entire Agreement.   This Agreement and the Purchase Agreement contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

6.5. Amendments.   No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the parties hereto.

6.6. Headings; Section References.   Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.  References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

6.7. Construction.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof.  A reference to any party hereto includes such party’s permitted assignees and/or the respective successors in title to substantially the whole of such party’s undertaking. All references to “Sections” and “Exhibits” contained in this Agreement are, unless specifically indicated otherwise, references to sections or exhibits of or to this Agreement.  The recitals and exhibits to this Agreement form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and exhibits to this Agreement.  As used in this Agreement, the following terms shall have the meanings indicated: (a) “day” means a calendar day; (b) “U.S.” or “United States” means the United States of America; (c) “dollar” or “$” means lawful currency of the United States; (d) “including” or “include” means “including without limitation”; and (e) references in this Agreement to specific laws includes the succeeding law, section, or provision corresponding thereto and the rules and regulations promulgated thereunder.

6.8. Severability.   If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

6.9. Assignment.   Except for an assignment of this Agreement by the Investor to a Permitted Transferee, neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without (a) the prior written consent of the Company in the case of any assignment by the Investor; or (b) the prior written consent of the Investor in the case of an assignment by the Company; provided that the Company may assign this Agreement to a successor in connection with a Change of Control of the Company which results in the Registrable Securities being exchanged for securities of such successor.

6.10. Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.11. Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile transmission or electronic mail and any counterpart so delivered shall be deemed to have been duly and validly delivered and be effective for all purposes.

6.12. Third Party Beneficiaries.   None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than any Affiliate of the Investor.  No Third Party with the exception of any Affiliate of the Investor shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

6.13. No Strict Construction.   This Agreement has been prepared jointly and will not be construed against any party.

6.14. Remedies.   The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

6.15. Specific Performance.   The Company and the Investor hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation.  Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

6.16. No Conflicting Agreements.   The Investor hereby represents and warrants to the Company that it is not, as of the date of this Agreement, a party to, and agrees it shall not, on or after the date of this Agreement, enter into any agreement that conflicts with the rights granted to the Company in this Agreement.  The Company hereby represents and warrants to each Holder that it is not, as of the date of this Agreement, a party to, and agrees that it shall not, on or after the date of this Agreement, enter into any agreement or approve any amendment to its Organizational Documents (as defined in the Purchase Agreement) that conflicts with the rights granted to the Holders in this Agreement.  The Company further represents and warrants that the rights granted to the Holders hereunder do not in any way conflict with the rights granted to any other holder of the Company’s securities under any other agreements.

6.17. Use of Proceeds.   The Company shall use the proceeds from the sale of the Shares for research and development and other working capital purposes and shall not use such proceeds for the redemption of any shares of Common Stock or for the payment of any dividends on shares of Common Stock.

6.18. Publicity.   The parties hereto agree that the provisions of Section 10.6 of the Purchase Agreement shall be applicable to the parties to this Agreement with respect to any public disclosures regarding the proposed transactions contemplated by the Purchase Agreement or regarding the parties hereto or their Affiliates (it being understood that the provisions of Section 10.6 of the Purchase Agreement shall be read to apply to disclosures of information relating to this Agreement and the transactions contemplated hereby).

6.19. Limitation of Liability.   OTHER THAN UNDER SECTION 2.11 HEREOF OR BASED ON INTENTIONAL BREACHES HEREUNDER, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES) IN CONNECTION WITH THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

JOHNSON & JOHNSON INNOVATION-JJDC, INC.

By:	/s/ Marian T Nakada
Name: Marian T Nakada
Title: VP Venture Investments

TRACON Pharmaceuticals, Inc.

By:	/s/ Charles Theuer
Name: Charles Theuer
Title: CEO

[Signature Page to Investor Agreement]

EXHIBIT A

NOTICES

(a)	If to the Investor:

Johnson & Johnson Innovation--JJDC, Inc.

255 Main Street 7th floor

Cambridge, MA 02142

Attention: Marian T. Nakada, Ph.D

Facsimile: (732) 247-5309

with a copy to:

Johnson & Johnson Law Department

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention: Steven Rosenberg & Scott Orchard

Facsimile: (732) 524-5334

with a copy to (which shall not constitute notice

pursuant to Section 6.3):

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Kristopher Brown & Tony Chan

Facsimile: (212) 698-3599

(b)	If to the Company:

TRACON Pharmaceuticals, Inc.

8910 University Center Lane, Suite 700

San Diego, CA 92122

Attention: Charles Theuer & Patricia Bitar

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Sean Clayton & Kay Chandler